SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                           FIRST COMMERCE CORPORATION
             (Exact name of Registrant as specified in its charter)

        North Carolina                                     90-0016560
  (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                     Identification No.)

                            301 South McDowell Street
                         Charlotte, North Carolina 28204
                    (Address of Principal Executive Offices)

                           FIRST COMMERCE CORPORATION
                        OMNIBUS STOCK AND INCENTIVE PLAN
                            (Full title of the Plan)
                              --------------------

            Wesley W. Sturges, President and Chief Executive Officer
                           First Commerce Corporation
                            301South McDowell Street
                         Charlotte, North Carolina 28204

                     (Name and address of agent for service)

                                 (704) 945-6565

          (Telephone number, including area code, of agent for service)

                                   Copies to:
                              RANDALL A. UNDERWOOD
                            Brooks, Pierce, McLendon,
                           Humphrey & Leonard, L.L.P.
                              Post Office Box 26000
                             2000 Renaissance Plaza
                              230 North Elm Street
                        Greensboro, North Carolina 27420


                         CALCULATION OF REGISTRATION FEE
================================================================================
       Title of Securities            Amount to be          Proposed Maximum            Proposed Maximum          Amount of
         to be Registered              Registered1           Offering Price            Aggregate Offering       Registration
                                                                Per Unit                      Price                  Fee
Common Stock, no par value               44,900(2)              $11.375(3)                   $510,737.50             $46.99
----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                3,014(4)               $7.735(3)                   $ 23,313.29             $ 2.14
----------------------------------------------------------------------------------------------------------------------------
Total                                     47,91(4)                                           $534,050.79             $49.13
============================================================================================================================

                            (Footnotes on Next Page)

  This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R.
                                  ss.230.462.

    1 Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance with respect to stock options granted and stock purchase rights exercised pursuant to the First Commerce Corporation Omnibus Stock and Incentive Plan ("Omnibus Plan") as a result of a reclassification, reorganization, recapitalization, stock split, stock dividend or similar occurrence which makes an adjustment of shares just and appropriate.

     2 Represents the total number of shares which may be issued pursuant to options granted under the Omnibus Plan.

     3 Pursuant to Rule 457(h), this is the exercise price of the options granted pursuant to the Omnibus Plan.

     4 Represents the total number of shares to be issued pursuant to stock purchase rights exercised under the Omnibus Plan.

                                     Part I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item I. Plan Information.

     This Registration Statement on Form S-8 relates to the registration of up to 44,900 shares of common stock, no par value, of First Commerce Corporation (the "Registrant") which are reserved for issuance pursuant to options which have been granted under the First Commerce Corporation Omnibus Stock and Incentive Plan ("Omnibus Plan") and to the registration of up to 3,014 shares of common stock, no par value, of the Registrant which may be issued pursuant to stock purchase rights granted and exercised under the Omnibus Plan. This Registration Statement also relates to an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance for stock options granted and stock purchase rights exercised pursuant to the Omnibus Plan as a result of a reclassification, reorganization, recapitalization, stock split, stock dividend or similar occurrence which makes an adjustment of shares just and appropriate. Documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Omnibus Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

Item 2. Registration Information and Employee Plan Annual Information.

     The required statement is contained in the prospectus to be delivered pursuant to Part I of this Registration Statement as specified by Rule 428(b)(1).

                                     Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

       The following documents filed with the Commission are incorporated herein by reference:

        (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

        (b) All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Registrant's Annual Report on Form 10-KSB referred to in clause (a) above, including but not limited to:

          (i) The Registrant's quarterly reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

          (ii) The Registrant's reports on Form 8-K filed with the Commission on December 18, 2002 and January 23, 2003.

        (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, filed with the Commission under Section 12(g) of the Exchange Act on May 24, 2001, including any amendment or report filed for the purpose of updating such description.

        (d) All documents subsequently filed by the Registrant pursuant to Sections 13(a),13(C)),14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in this Registration Statement,or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statementso modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation provide that to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Registrant or any of its stockholders or otherwise for monetary damages for breach of any duty as director. The Registrant's Bylaws state that any person who at any time serves or has served as a director or officer of the Registrant, or who, while serving as a director or officer of the Registrant, serves or has served at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the fullest extent permitted by law against liability and litigation expense arising out of such status or activities in such capacity. "Liability and litigation expense" is defined in the Bylaws as including costs and expenses of litigation (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

     Litigation expense, as described above, may be paid by the Registrant in advance of the final disposition or termination of the litigation matter, if the Registrant receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by the Registrant as provided in the Registrant's Bylaws.

     Sections   55-8-50  through   55-8-58  of  the  NCBCA  contain   provisions
prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8- 55.

     Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

     The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits

        The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-B):

Exhibit No.             Description of Document
-----------             -----------------------

  4.0             Specimen Stock Certificate for the Registrant
                  (incorporated by reference to Exhibit 4 of the Registration Statement on Form 8-A filed May 24, 2001, as amended).
  5.0             Opinion of Brooks, Pierce, McLendon, Humphrey &
                  Leonard, L.L.P. as to legality of securities being registered.
  23.1            Consent of Brooks, Pierce, McLendon, Humphrey &
                  Leonard, L.L.P. (included in Exhibit 5).
  23.2            Consent of McGladrey & Pullen LLP


Item 9. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events arising which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in
               volume and  price represent  no more  than a 20%   change in the
               maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement;

          (iii)Include any additional or changed material information on the plan of distribution.

        Provided, however, that paragraphs (1) (i) and (1) (ii) above do not apply if the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) For determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To  remove  from   registration  by  means  of  a  post-effective
            amendment any of the securities being registered that remain unsold at the termination of the offering.

        (4) Insofar as  indemnification  for  liabilities   arising  under  the
            Securities  Act  may be  permitted  to  directors,  officers,   and
            controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifi cation is against public policy as expressed in the Securities Act
            and is, therefore, unenforceable. In the event that  a  claim   for
            indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action,suit,or proceeding) is asserted by such director,officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit
            to a court of appropriate jurisdiction  the question whether   such
            indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 7th day of March, 2003.


                                                  FIRST COMMERCE CORPORATION
                                                  Registrant


                                                  By: /s/ Wesley W. Sturges
                                                  ------------------------------
                                                  Wesley W. Sturges, President
                                                  and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: March 7, 2003             By:  /s/ Wesley W. Sturges
                                     -------------------------------------------
                                     Wesley W. Sturges, President and Director
                                     (Chief Executive Officer)

Date: March 7, 2003             By:  /s/ David E. Keul
                                     -------------------------------------------
                                     David E. Keul, Senior Vice President,
                                     Chief Financial Officer and Secretary

Date: March 7, 2003             By:  /s/ Robert D. Culbertson
                                     -------------------------------------------
                                     Robert D. Culbertson, Director

Date: March 7, 2003             By:  /s/ Betty B. Trautwein
                                     -------------------------------------------
                                     Betty B. Trautwein, Director

Date: March 7, 2003             By:  /s/ William G. Loeffler
                                     -------------------------------------------
                                     William G. Loeffler, Director

Date: March 7, 2003             By:  /s/ James Y. Preston
                                     -------------------------------------------
                                     James Y. Preston, Chairman

Date: March 7, 2003             By:  /s/ David M. Sidbury
                                     -------------------------------------------
                                     David M. Sidbury, Director

Date: March 7, 2003             By:  /s/ Richard C. Siskey
                                     -------------------------------------------
                                     Richard C. Siskey, Director

Date: March 7, 2003             By:  /s/ William G. Staton
                                     -------------------------------------------
                                     William G. Staton, Director

Date: March 7, 2003             By:  /s/ Howard E. Virkler
                                     -------------------------------------------
                                     Howard E. Virkler, Director



                                  EXHIBIT INDEX


                                                                              Method of
Exhibit No.                        Description                                  Filing
-----------                        -----------                                ----------

4.0                   Specimen Stock Certificate for the Registrant          Incorporated by
                                                                             Reference
5.0                   Opinion of Brooks, Pierce, McLendon,                   Filed Herewith
                      Humphrey & Leonard, L.L.P. as to legality of
                      securities being registered
23.1                  Consent of Brooks, Pierce, McLendon,                   Filed Herewith
                      Humphrey & Leonard, L.L.P. (included in
                      Exhibit 5)
23.2                  Consent of McGladrey & Pullen LLP                      Filed Herewith